                                                                    EXHIBIT 23.2



                         CONSENT OF INDEPENDENT AUDITORS


       We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cloudscape, Inc. 1996 Equity Incentive Plan and Informix Corporation 1998 Non-Statutory Stock Option Plan of our report dated March 2, 1998, with respect to the consolidated balance sheet of Informix Corporation as of December 31, 1997, the related consolidated statements of operations, stockholders' equity, cash flows and financial statement schedule for each of the two years in the period ended December 31, 1997 included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

                                        /s/ ERNST & YOUNG LLP


San Jose, California
October 14, 1999